Exhibit 11.1

                              fine.com CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE


                                             Three Months Ended July 31,      Six Months Ended July 31,
                                             --------------------------      --------------------------
                                                1997           1996            1997            1996
                                             ----------      ----------      ----------      ----------
Weighted average common shares                1,055,541       1,055,541       1,055,541       1,055,541
outstanding
Net effect of stock options exercised
  and granted, and preferred stock
  issued during the 12-month period
  prior to the Company's filing of
  its initial public offering at
  less than the offering price,
  calculated using the treasury
  stock method at the initial
  offering price of $6.50 per
  share, and treated as outstanding for          99,585          99,585          99,585          99,585
                                             ----------      ----------      ----------      ----------
  all periods presented

Shares used in computation of net
  income per share                            1,155,126       1,155,126       1,155,126       1,155,126
                                             ==========      ==========      ==========      ==========

Net income                                   $   27,868      $    2,652      $   71,292      $    6,543
                                             ==========      ==========      ==========      ==========

Net income per share                         $     0.02      $     0.00      $     0.06      $     0.01
                                             ==========      ==========      ==========      ==========


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